EXHIBIT 23.2






                          INDEPENDENT AUDITORS' CONSENT



Aeroflex Incorporated and Subsidiaries

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-15339 of Aeroflex Incorporated on Form S-3 of our report dated August 12, 1994 on the consolidated statements of operations, stockholders' equity and cash flows and financial statement schedule for the year ended June 30, 1994, appearing in the Annual Report on Form 10-K of Aeroflex Incorporated for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Jericho, New York
December 16, 1996